Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into as of July 25th, 2007 (the "Effective Date") by and between Genesis Energy, Inc., a Delaware corporation (the "Company") and Steve Nathanson, an individual ("Employee").

INTRODUCTION

A.           Employee was previously employed by TDC, LLC, a Louisiana limited liability company (“TDC”), which was sold to Genesis Energy, L.P, a Delaware limited partnership (the “Partnership”) pursuant to that certain Contribution and Sale Agreement dated April 25, 2007 (as amended or supplemented from time to time, the “Contribution Agreement”) by and among the Partnership, Davison Petroleum Products, LLC, a Louisiana limited liability company, Davison Transport, Inc., a Louisiana corporation, Transport Company, an Arkansas corporation, Davison Terminal Service, Inc., a Louisiana corporation, Sunshine Oil & Storage, Inc., a Louisiana corporation, T&T Chemical, Inc., an Arkansas corporation, Fuel Masters, LLC, a Texas limited liability company, TDC, and Red River Terminals, L.L.C., a Louisiana limited liability company (each a “Seller”, and collectively, the “Sellers”).

B.           The Company and the Partnership desire to employ employee as President of TDC and Employee desires to be employed in said capacity;

C.            Concurrently with the execution of this Agreement, Employee has entered into a Non-Competition Agreement with the Company (the “Non-Competition Agreement”).  Employee wishes to be employed under the restrictions contained in the Non-Competition Agreement.

D.           Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the sufficiency of which is hereby acknowledged by the parties hereto, the Company hereby agrees to employ or cause one of its affiliates or subsidiaries to employ the Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement:

STATEMENT OF AGREEMENT

1.      Employment and Duties.

(a)           The Company agrees to employ or cause one of its affiliates or subsidiaries to employ Employee as President of TDC.  As such, Employee shall have the responsibilities, duties and authority reasonably accorded to Employee from time to time by the Chief Executive Officer (“CEO”) of TDC and reasonably expected of such position and will report directly to the CEO of TDC or such other party as is designated from time to time by the CEO of TDC.  Employee agrees to accept this employment upon the terms and conditions set forth herein and, subject to Paragraph 3 hereof, agrees to devote Employee's commercially reasonable best efforts and all of his business time and attention to all facets of the business of the Company as directed by the President and will faithfully and diligently conduct such duties and responsibilities, and exercise such authority, associated with being the President of TDC.

(b)           Employee agrees, from and after Employee’s receipt of same, to adhere to, execute and fulfill all policies established by the Company, including the Company’s Code of Conduct, and any amendments or additions made by the Company from time to time to such policies that are communicated to Employee.

2.      Compensation.  For all services rendered by Employee, the Company shall compensate Employee as follows:

(a)           Base Salary.  The Company shall pay or shall cause one of its affiliates or subsidiaries to pay Employee a base salary of $250,000.00 per annum (“Base Salary”) commencing on the Effective Date and ending on the date of termination of this Agreement.  Payment of all compensation under this Agreement shall be made in accordance with the terms of this Agreement and customary payroll practices of the Company or the applicable affiliate or subsidiary, and shall be subject to all applicable withholdings and taxes.  No less often than once per year, the Company and/or the Partnership will review Employee's performance and may make adjustments to such Base Salary if, in its sole discretion, any such adjustment is warranted.

(b)           Employee Perquisites, Benefits, Annual Bonus and Other Compensation.  Employee shall be entitled to receive additional benefits and compensation from the Company and/or affiliates or subsidiaries of the Company in such form and to such extent as specified below; provided, however, that nothing herein shall be deemed to require the Company to adopt or maintain any particular plan or policy:

(i)        Participation in the Company’s health, dental, disability, life and/or other insurance plans that the Company may have in effect from time to time, with benefits provided to Employee under this clause to be at least generally equal to such benefits provided to similarly positioned employees of the Company;

(ii)       Reimbursement for all business expenses, which are reasonable and necessary and are incurred by Employee while performing Employee’s duties under this Agreement, provided that they are documented in reasonable detail by Employee and accompanied by expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require to substantiate such expense.

(iii)       Effective January 1, 2008, Employee’s bonus payments will be based on individual, TDC, Company and/or Partnership performance (with a 100% target) and are at the discretion of the management of the Company.  2007 bonus programs and payments from TDC prior to the Effective Date are the responsibility of the Sellers.  After the Effective Date, 2007 bonus program will be structured similar to, and no less favorable than, that of Sellers’ 2007 pre-Effective Date bonus program.

(iv)        Effective January 1, 2008, the Company shall provide or cause to be provided the Employee with other employee perquisites as may be available to or deemed appropriate for Employee by the Company.   In any event, the Employee shall be entitled to participate on the same terms as any similarly positioned employees of the Company in any profit sharing and retirement savings plan maintained by the Company that is qualified under Section 401(a) of the Internal Revenue Code and any non-qualified executive compensation program maintained by the Company.

(v)       Employee will be enrolled in the Company’s vacation plan effective January 1, 2008 (Sellers’ 2007 vacation plan allowances are unaffected).  Pursuant to the Company’s plan, for the calendar year 2008, Employee shall be entitled to accrue and take as accrued 15 days of paid vacation.  Employee’s years of service with Sellers were and will be included in calculating vacation entitlements.

(vi)       Employee will be eligible for the Company’s/Partnership’s proposed Long Term Incentive Plan currently under consideration by the board of directors of the Company.  If such program is approved (as proposed), Employee will receive promptly after such approval a one time grant of a number of restricted common units of the Partnership equal to the quotient derived by dividing (A) the Employee’s initial annual Base Salary by (B) the closing price for common units of the Partnership on the Partnership’s primary trading exchange on the option grant date.  Such restricted units shall, at the Company’s option, vest either in three equal annual tranches commencing on the first anniversary of the grant date or in four equal annual tranches commencing 10 days from the effective date of this agreement and shall be subject to the other terms and conditions provided in the program and the related grant letter.    If the proposed Restricted Unit Program is not approved by the board of directors of the Company, the Company or the Partnership will provide Employee with other compensation equal (as determined in the sole discretion of the Company) to the benefit that would have been derived from the proposed Long Term Incentive Plan.

(vii)       COMPANY AUTOMOBILE. In line with company policy, Company will provide the Employee the use of a company provided.  Associated costs to operate the automobile including fuel, repairs, and insurance will be provided by the Company or reimbursed to the Employee when appropriate documentation is provided.

3.  Term; Termination; Rights on Termination.

(a)         The term of this Agreement shall begin on the Effective Date and continue for three (3) years (the "Initial Term"), unless terminated sooner as provided herein.  This Agreement shall automatically renew for successive one (1) year terms, on the same terms and conditions as in effect as of the time of renewal, unless either party gives written notice of the party’s intent not to renew this Agreement at least 90 days prior to the expiration of the then-current term.  This Agreement and Employee's employment may be terminated in any of the following ways:

(i)             Death.  This Agreement will terminate automatically upon Employee’s death.

(ii)             Disability.  If, as a result of physical or mental illness or injury, Employee shall have been unable to perform the Employee’s duties hereunder, with or without reasonable accommodation, for 180 consecutive days, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Employee's employment hereunder, provided Employee is unable to resume full-time duties with or without reasonable accommodation at the conclusion of such notice period.  Also, Employee may terminate Employee's employment hereunder if Employee's health should become impaired to an extent that makes the continued performance of Employee's duties hereunder hazardous to Employee's physical or mental health or life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination, at the Company’s expense, by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor.

(iii)            Termination by the Company for Cause.  The Company may terminate the Agreement immediately for Good Cause , which shall be: (1) Employee’s commission of theft, embezzlement, forgery, any other act of dishonesty relating to Employee’s employment with the Company and/or any affiliate or subsidiary of the Company, or any violation of Company policies (including the Company’s ethics policies (including any sexual harassment policies) or Code of Conduct), or any law, rule, or regulation applicable to the Company, the Partnership or TDC or any failure by Executive to inform the Company of any violation of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries of which Executive has knowledge; (2) Employee’s conviction of, or pleading guilty or nolo contendere to, a felony or any lesser crime having as its predicate element fraud, dishonesty, or misappropriation; (3) Employee’s failure to perform Employee’s duties and obligations under this Agreement (other than during any period of disability) which failure to perform is not remedied within thirty (30) days after notice thereof to Employee by the Company or Employee’s failure to perform Employee’s duties and obligations under the Non-Competition Agreement; or (4) Employee’s commission of an act or acts in the performance or intentional non-performance of Employee’s duties under this Agreement amounting to gross negligence or willful misconduct (“Cause”).  In the event of a termination for Good Cause, Employee shall have no right to any severance compensation.

(iv)             Termination by Either Party Without Cause.  At any time after the commencement of employment, the Company or Employee may, without Cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the other party (“Without Cause”).

(v)             Termination by Employee for Good Reason: Employee may terminate this Agreement for Good Reason, after providing thirty (30) days written notice to the Company, which identifies the Good Reason for Employee’s termination.  “Good Reason” means any of the following reasons: (1) following a Change of Control which results in a substantial diminution of Employee’s duties and responsibilities or a material reduction of compensation or benefits; (2) Employee’s removal from Employee’s position as President of TDC, during the term of this Agreement (other than if Employee is offered an Equivalent Position, if Employee is removed for Cause or by death or disability, as set forth in this Agreement); or (3) the Company’s failure to make any payment to Employee required to be made under the terms of this Agreement, if the breach is not cured within thirty (30) days after Employee provides written notice to the Company that identifies in reasonable detail the nature of the payment.  As used herein, “Change of Control” means any (i) sale of capital stock of the Company or partnership interests of the Partnership or substantially all of the assets of the Company or the Partnership, (ii) merger, conversion or consolidation of the Company or the Partnership,  or (iii) other event, that, in the case of (i), (ii) or (iii), results in any person or entity (or other persons or entities acting in concert) having the ability to elect a majority of the members of the board of directors of the Company; provided, however, that any such event described in (i)-(iii) above shall not constitute a Change of Control if the relevant persons or entities in “control” are Denbury Resources, Inc., one or more executive officers of the Company and/or any affiliates of the foregoing.  “Equivalent Position” means a position with the Company or an affiliate of the Company with equivalent compensation and at the same work location.

(b)           Effect of Termination.

(i)           Upon termination of this Agreement for any reason , Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination.  Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided herein.

(ii)           If this Agreement is terminated by the Company Without Cause during the Initial Term, Employee shall receive the greater of one (1) year of Base Salary or the balance of the Base Salary due Employee for the remainder of the Term, to be paid on a monthly basis in accordance with applicable Company policies, and COBRA benefits for the total number of months remaining in the Term of the Agreement, but in no event will the total number of months be less than twelve months or more than 18 months.  COBRA benefits will be payable by the Company, so long as Employee elects and is eligible for said benefits.  At the discretion of the management of the Company, Employee will also be eligible to receive his pro rata share of Employee’s annual bonus.

(iii)           If the Agreement is terminated by Employee Without Cause during the Initial Term, all rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under Sections 3(b)(i) and 5 herein and Employee's obligations under Sections 4 and 6 herein and in the Non-Competition Agreement shall survive such termination in accordance with their terms unless otherwise provided herein.

(iv)           If the Agreement is terminated by Employee for Good Reason, the Company shall pay Employee in the same manner as provided in Sections 3(b)(i) and 3(b)(ii) above as if the Company had terminated Employee Without Cause.

4.       Return of Company Property.  All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and any other property delivered to, created by or compiled by Employee, by or on behalf of the Company, by Company's affiliates or their representatives, vendors or customers which pertain to the business of the Company or its affiliates shall be and remain the property of the Company or its affiliates, as the case may be, and be subject at all times to the Company’s discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data and documents pertaining to the business, customers, activities or future plans of the Company or its affiliates which is in the Employee’s possession, custody or control, whether prepared by the Employee or others, shall be delivered promptly to the Company (within 24 hours) without request by the Company upon termination of Employee's employment.

5.       Indemnification.  In the event Employee would incur any expense or liability in connection with  any threatened, pending , contemplated or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company or its affiliates against Employee) (“Proceeding”), any appeal to such a Proceeding, any inquiry or investigation that could lead to a Proceeding, by reason of the fact that Employee is or was performing services under this Agreement or by reason of the fact that Employee is an officer of the Company , then the Company shall indemnify Employee against all expenses (including reasonable attorneys' fees and costs ), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith.  In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or Proceeding, the Company agrees to engage counsel, and Employee agrees to use the same counsel, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all reasonable attorneys' fees of such separate counsel.  The Company shall not be required to pay the fees of more than one law firm except as described in the preceding sentence and shall not be required to pay the fees of more than two law firms under any circumstances.  Further, while Employee is expected at all times to use Employee's best efforts to faithfully discharge Employee's duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith, and Employee will be indemnified as described above, except where Employee has exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company. The indemnification provided under this Section 5 is non-exclusive and shall in no way limit any indemnification provided by applicable law or any indemnification provision of the Company’s, the Partnership’s or TDC’s charter or organizational documents.

6.       No Prior Agreements.  Employee represents and warrants that to Employee’s knowledge Employee has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with Employee’s undertaking employment with the Company to perform the duties described herein.  Employee will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Employee represents and warrants that to Employee’s knowledge Employee has returned all property and confidential information belonging to all prior employers, if Employee is obligated to do so.  Employee agrees to indemnify the Company for any Proceeding, including, but not limited to, all expenses (including reasonable attorneys' fees and costs), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by the Company in connection therewith, including any investigation of the same, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or confidential information, trade secret or secrecy agreement or like agreement between Employee and such third party which was in existence as of the date of this Agreement.

7.       Entire Agreement. This agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreement or representations by or between the parties (other than those contained in any confidentiality agreement between Employee and the Company or one of its affiliates, dated as of the date hereof or the Non-Competition Agreement), written or oral, to the extent they have related in any way to the subject matter hereof.

8.       Assignment; Binding Effect.  Employee understands that Employee has been selected for employment by the Company on the basis of Employee's personal qualifications, experience and skills.  Employee agrees, therefore, that Employee cannot assign all or any portion of Employee's performance under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

9.       Notice.  All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

To The Company:	Genesis Energy, Inc.
Attn: President & Chief Operating Officer
500 Dallas, Suite 2500
Houston, TX 77002
Telephone:	(713) 860-2500
Fax:	(713) 860-2636

(with a copy, which shall not constitute notice, to:)

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Attn: J. Vincent Kendrick
Houston, TX 77002
Telephone:	(713) 220-5839
Fax:	(713) 236-0822

To Employee:	Steve Nathanson
3731 Goodwood Avenue
Baton Rouge, LA 70806

(with a copy, which shall not constitute notice, to:)

deGravelles, Palmintier, Holthaus & Fruge, LLLP
618 Main Street
Attn: C. Frank Holthaus
Baton Rouge, LA 70801-1910
Telephone (225) 344-3735

Any party to this Agreement may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

10.             Severability; Headings.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.    Governing Law.

(a)             THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS without giving effect to any choice or conflict of law provision or rule (whether of the State of TEXAS or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of TEXAS .

(b)             EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN HOUSTON, TEXAS (THE “COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)             Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at the address of such Party set forth in or designated pursuant to Paragraph 9 or by any other means permitted by the laws of the State of Texas.

12.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

13.             Construction.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Paragraphs or subdivisions thereof shall refer to the corresponding Exhibits, Paragraphs or subdivision thereof of this Agreement unless specific reference is made to such exhibits, paragraphs or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same means, regardless of which word is used.  References to a party include its permitted successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Genesis Energy, Inc.
By: /s/ Joseph A. Blount, Jr.
Name: Joseph A. Blount, Jr.
Title: President

EMPLOYEE:

/s/ Steve Nathanson
Steve Nathanson, an individual